Exhibit 4.4

FIFTH AMENDMENT TO

SENIOR SECURED NOTES

THIS FIFTH AMENDMENT TO SENIOR SECURED NOTES (this “Amendment”) is made and entered into as of September 1, 2016 by and among Ener-Core, Inc., a Delaware corporation (the “Company”), and the undersigned, and amends those certain Senior Secured Notes dated as of May 9, 2015 (as amended to date, the “Notes”) as issued by the Company pursuant to that certain Securities Purchase Agreement, dated May 7, 2015, by and among the Company, the “Buyers” identified therein, and the Collateral Agent identified therein (as amended to date, the “Agreement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Notes.

RECITALS

WHEREAS, pursuant to Section 15 of the Notes, the written consent of the holders of Notes representing at least a majority of the sum of (1) the aggregate principal amount of the Notes then outstanding and (2) the aggregate principal amount of the April 2015 Notes (as defined in the Agreement) then outstanding, including Empery Asset Master, Ltd. (“Empery”) so long as Empery or any of its Affiliates holds any April 2015 Notes (the “Required Holders”), shall be required for any change or amendment or waiver of any provision of the Notes, provided that any such amendment or waiver does not disproportionately, materially and adversely affect the rights and obligations of any Holder relative to the comparable rights and obligations of the other Holders;

WHEREAS, any amendment effected in accordance with Section 15 of the Notes is binding upon all holders of Notes; and

WHEREAS, the parties hereto wish to amend the Notes as set forth below in order to facilitate the Company’s efforts to consummate financing activities to support working capital needs.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I
AMENDMENTS TO THE NOTES

Section 1.1 Additional Permitted Indebtedness. Section 29(t) of the Notes is hereby amended and restated as follows:

“(t) “Permitted Indebtedness” means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice, (iii) Indebtedness secured by Permitted Liens described in clauses (iv) of the definition of Permitted Liens, (iv) deemed Indebtedness arising from one or more operating leases, including, without limitation, the leases for one or more test turbines from Dresser-Rand, but only if such lease, if secured, is secured solely by such test turbine, (v) Indebtedness listed on Schedule 29(t) attached hereto, (vi) Indebtedness incurred pursuant to the Backstop Agreement, (vii) Indebtedness evidence by the Bridge Notes (as defined in the Securities Purchase Agreement, as amended to date).”

Section 1.2 Redemption Date. The first sentence of Section 7 of the Notes is hereby amended and restated as follows:

“At any time from and after December 31, 2016, the Holder shall have the right, in its sole and absolute discretion, at any time or times, to require that the Company redeem (a “Holder Optional Redemption”) all or any portion of the Conversion Amount of this Note then outstanding by delivering written notice thereof (a “Holder Optional Redemption Notice” and the date the Holder delivers such notice, the “Holder Optional Redemption Notice Date”) to the Company, which notice shall state (i) the portion of this Note that is being redeemed and (ii) the date on which the Holder Optional Redemption shall occur, which date shall be not less than three (3) Business Days from the Holder Optional Redemption Notice Date (the “Holder Optional Redemption Date”).”

Section 1.3 Further Private Offering. Section 14(l) of the Notes is hereby amended and restated as follows:

“(l) Further Private Offering. Prior to December 31, 2016, the Company shall consummate a Further Private Offering.”

ARTICLE II
MISCELLANEOUS

Section 2.1 Effect of this Amendment. This Amendment shall form a part of each Note for all purposes, and each holder thereof shall be bound hereby. This Amendment shall only be deemed to be in full force and effect from and after both the execution of this Amendment by the parties hereto and the execution of agreements substantially identical to this Amendment by the Company and holders of Notes representing at least a majority of the sum of (1) the aggregate principal amount of the Notes then outstanding and (2) the aggregate principal amount of the April 2015 Notes (as defined in the Agreement) then outstanding that, together with undersigned, constituting the Required Holders. From and after such effectiveness, any reference to the Notes shall be deemed to be a reference to the Notes as amended hereby. Except as specifically amended as set forth herein, each term and condition of the Notes shall continue in full force and effect.

Section 2.2 Entire Agreement. This Amendment, together with the Notes, contains the entire agreement of the parties and supersedes any prior or contemporaneous written or oral agreements between them concerning the subject matter of this Amendment.

Section 2.3 Governing Law. This Amendment shall be governed by the internal law of the State of New York.

Section 2.4 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment may be executed by fax or electronic mail, in PDF format, and no party hereto may contest this Amendment’s validity solely because a signature was faxed or otherwise sent electronically.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Senior Secured Notes as of the date first written above.

COMPANY:

ENER-CORE, INC.

By:
Name:
Title:

[Signature Page to Fifth Amendment to Senior Secured Notes—May 2015]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment to Senior Secured Notes as of the date first written above.

HOLDER:

By:
Name:
Title:

[Signature Page to Fifth Amendment to Senior Secured Notes—May 2015]